                                             Exhibit 99-1

FOR IMMEDIATE RELEASE

 GOLDFIELD SHAREHOLDERS ENDORSE MANAGEMENT

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STOCK REPURCHASE PLAN EXTENDED

MELBOURNE, Florida, June 12, 2003 - At the annual meeting of The Goldfield Corporation (AMEX: GV) yesterday, shareholders re-elected all present members of its Board of Directors.  Those elected were Thomas Dewey, Jr.; Harvey Eads, Jr.; John Fazzini;  Danforth Leitner;  Al Marino;  Dwight Severs;  and John H. Sottile.  Shareholders also approved the appointment of KPMG LLP as the company's independent certified public accountants for the year ending December 31, 2003.

Shareholders overwhelmingly rejected a shareholder proposal seeking to have the company redeem the rights issued pursuant to its Shareholder Rights Plan adopted by the Board of Directors on September 17, 2002 or have this Plan approved by shareholders.  6,822,195 shares voted with management in opposition to this proposal, while 3,570,589 shares voted in favor.

At the meeting, Goldfield's President, John Sottile, noted that in 2002, the strong performance of its real estate development business largely offset a decline in its electrical construction business.  Sottile stated that "Goldfield maneuvered through the 2002 downturn in energy construction projects much better than most of our competitors - validating Goldfield's diversified business strategy."  Mr. Sottile also noted that "Goldfield's successful exit in 2002 from the troubled mining industry will enable Goldfield to grow our core businesses on an accelerated basis."

Stock Repurchase Plan
Following the annual meeting, Goldfield's Board of Directors approved a one-year extension of the company's present stock repurchase plan (until September 16, 2004) and an increase from 1.3 million to 2.5 million in the number of shares purchaseable under the plan.  Since its adoption last September, the company has repurchased 1,120,198 shares at an average price of $.4744 per share.  Goldfield has 26,449,906 shares outstanding.  Mr. Sottile stated that the Board approved the extension of the repurchase program in light of the company's strong capital position and the current price level of its stock.

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southern United States.  The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.  Goldfield's operations also include the development of small, high-end waterfront condominium projects.

Statements in this release are based on current expectations.  These statements are forward looking and actual results may differ materially.  For further details see the company's filings with the Securities and Exchange Commission.

Further Information:
Investors:  The Goldfield Corporation 321-724-1700
info@goldfieldcorp.com
Media:  Jim Burke/Edelman Public Relations 321-722-9788
jim.burke@edelman.com